Exhibit 99.1

For More Information, Contact:
Aileen Osborn QAD Vice President Finance 805.566.6077 investor@qad.com	Rob Whetstone PondelWilkinson Inc. 310.279.5980 investor@pondel.com

QAD Appoints Software Industry Veteran Terry Cunningham to Board of Directors

Santa Barbara, Calif. — November 20, 2007 — QAD Inc. (NASDAQ: QADI), a leading provider of enterprise software and services for global manufacturers, today announced that software industry veteran Terry Cunningham has been appointed to the Company’s board of directors. QAD’s board now consists of six members, four of whom are independent directors.

Cunningham, 48 has more than 25 years of software industry experience, including as a member of the executive management team of several leading edge technology companies. Currently, Cunningham is Chief Executive Officer of Coral8, a leading provider of Complex Event Processing (CEP) software. Previously, he served as Chief Executive Officer of Infogenesis and President and Chief Operating Officer of Veritas Software Company and Seagate Software. In 1984, Cunningham founded Crystal Services, Inc., a leading worldwide reporting tool company which was sold to Seagate Technology in 1994.

“We are pleased to have Terry join our board of directors,” said Pam Lopker, Chairman and President of QAD. “Terry has considerable experience in the software industry, and over the course of his career has demonstrated significant leadership and high-level strategy development and implementation, while focusing on customer-centric growth strategies and a strong commitment to disciplined operations.”

“QAD’s proven leadership in the enterprise software industry has made it an important resource for manufacturing companies around the world looking to enhance their global competitiveness,” said Cunningham. “I look forward to working closely with the team in implementing the Company’s vision for continually adding value to the global manufacturing marketplace.”

Cunningham earned his Bachelor of Science degree in mechanical engineering from the University of Waterloo in Ontario, Canada.

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QAD Inc.

About QAD
QAD is a leading provider of enterprise applications for global manufacturing companies. QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time. Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and life science products use QAD applications at approximately 5,800 licensed sites in more than 90 countries and in as many as 27 languages. For more information about QAD, telephone +1-805-684-6614, or visit the QAD Web site at: www.qad.com.

“QAD” is a registered trademark of QAD Inc. All other products or Company names herein may be trademarks of their respective owners.

Note to Investors:
This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage changes in technology; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company’s products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and, the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter’s results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2007 ended January 31, 2007.

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